Exhibit 10.1

Addendum

to the Employment Agreement

This Addendum (the “Addendum”) by and between Sonoma Pharmaceuticals, Inc. and Amy Trombly is effective December 31, 2020 (the “Effective Date”), and amends the employment agreement dated December 26, 2019 (the “Employment Agreement”) between the same parties. All capitalized terms shall have the same meaning as in the Employment Agreement or this Addendum. This Addendum amends the terms of the Employment Agreement to the extent provided herein, all other terms and conditions of the Employment Agreement shall remain in effect. To the extent there is a conflict between the Employment Agreement and this Addendum, this Addendum will control.

1.              Extension of Employment Agreement. The parties agree to extend the Term of the Employment Agreement until March 31, 2021, subject to mutual extension by both parties.

2.              Annual Bonus. For the avoidance of doubt, the parties agree that the Annual Bonus shall remain on the existing schedule.

3.	Termination of Employment Agreement

3.1.	Termination for Cause.

(a) “Cause” shall mean:

(i)      the Executive’s willful failure to perform her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)      the Executive’s willful failure to comply with any valid and legal directive of the Board communicated to Executive in writing;

(iii)    the Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)    the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Corporation;

(v)     the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)    the Executive’s violation of a material policy of the Corporation that has been provided to Executive (documents made public on the Corporation’s website or through filings with the U.S. Securities and Exchange Commission are deemed provide to the Executive);

(vii)   the Executive’s willful unauthorized disclosure of Confidential Information (as defined in the Employment Agreement);

(viii)   the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Corporation; or

(ix)     any material failure by the Executive to comply with the Corporation’s written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes material, reputational or financial harm to the Corporation.

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For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. In all cases the Corporation shall notify the Executive in writing of the basis for any for Cause termination by providing a detailed description of the alleged facts and circumstances giving rise to Cause. In addition, with respect to clauses (i), (ii), (vi), (viii) and (ix) Executive shall be given a period of at least 30 days to cure and only if Executive fails to cure within such time period will a termination be for Cause.

(b)                In case of termination for Cause, Executive shall be entitled to the Accrued Amounts.

3.2. Termination without Cause. In case of termination without Cause by the Corporation, Executive shall be entitled to:

(i)	the Accrued Amounts;

(ii)            subject to Executive’s compliance with Sections 6 through 9 of the Employment Agreement and the execution of the Release and such Release becoming effective within the applicable time period set forth in the Release (the “Release Execution Period”), Executive shall be entitled to a lump sum payment equal to six (6) months of Base Salary, payable within thirty (30) days following the Release Execution Period;

(iii)          upon determination by the Corporation’s Board of Directors or Compensation Committee, as appropriate, to be made in its sole discretion as to whether to grant a bonus, and if such bonus is granted, the amount, form and payment schedule. For the avoidance of doubt, Executive shall not be entitled to any bonus solely for reason of termination, unless the Board of Directors or the Compensation Committee, as appropriate, in its sole discretion awards a bonus to Executive;

(iv)           If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Corporation shall reimburse the Executive for the monthly COBRA premium paid by the Executive for herself and her dependents. Such reimbursement shall be paid to the Executive on the 10th day of the month immediately following the month in which the Executive timely remits the premium payment (“COBRA Premium Reimbursements”). The Executive shall be eligible to receive such COBRA Premium Reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section in a manner as is necessary to comply with the ACA;

(v)             Consistent with the terms of any equity incentive plan of the Corporation, as approved by the stockholders, as applicable:

(i)   all outstanding time-based equity-based compensation awards granted to the Executive during the Term of Employment shall become fully vested; and

(ii)   all outstanding performance-based equity compensation awards granted to the Executive during the Term of Employment shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied. The determination whether such performance goals are satisfied shall be in the sole discretion of the Compensation Committee or the Board, as the case may be.

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3.3. Termination upon Change in Control.

(a)	“Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)  one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)     a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iii)    the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

For purposes of the definition of “Change of Control”, the following definitions shall be applicable:

(i)      The term “person” shall mean any individual, corporation or other entity and any group as such term is used in Section 13(d) (3) or 14(d) (2) of the Exchange Act.

(ii)     Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation:

a. which that person owns directly whether or not of record, or

b. which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

c. which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (b) above, by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

d. which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (b) above), by any other person with which that person or her “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

(iii)    The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clause (ii) (b), (c), and (d) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

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(b)            Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated or her responsibilities are reduced or the location of employment is moved more than 25 miles within three (3) months prior to or twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of the Employment Agreement and her execution of a Release which becomes effective by the end of the Release Execution Period, the Executive shall be entitled to receive a lump sum payment equal to one time the sum of the Executive’s Base Salary, which shall be paid within 30 days following the Release Execution Period.

(c)          If the Executive timely and properly elects health continuation coverage under COBRA, the Corporation shall reimburse the Executive for the monthly COBRA premium paid by the Executive for herself and her dependents. Such reimbursement shall be paid to the Executive on the 10th day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Corporation’s making payments under this Section would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Section in a manner as is necessary to comply with the ACA.

(d)          Consistent with the terms of any equity incentive plan of the Corporation, as approved by the stockholders, as applicable:

(i)      all outstanding time-based equity-based compensation awards granted to the Executive during the Term of Employment shall become fully vested; and

(ii)     all outstanding performance-based equity compensation awards granted to the Executive during the Term of Employment shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied. The determination whether such performance goals are satisfied shall be in the sole discretion of the Compensation Committee or the Board, as the case may be.

3.4            Release; Exclusive Remedy.

(a)            The Executive agrees that the payments contemplated by Section 5 of the Employment Agreement as amended by this Addendum shall constitute the exclusive and sole remedy for any termination of her employment and the Executive covenants not to assert or to pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under the Employment Agreement. All amounts paid to the Executive pursuant to Section 5 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

(b)           As used herein, “Release” shall mean a written release, discharge and covenant not to sue entered into by the Executive in favor of the Corporation in the form as in Exhibit A hereto.

3.5.          Equity. Upon termination for any reason, Executive’s outstanding and vested equity awards shall remain exercisable for 18 months following termination, subject to the provisions of the Corporation’s equity incentive plans.

4.              Governing Law. The Employment Agreement and this Addendum, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Colorado, notwithstanding any Colorado or other conflict of law provision to the contrary. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Colorado, Boulder County. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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5.              Miscellaneous.

(a)           Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

(b)           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Signature page follows.]

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IN WITNESS WHEREOF, the Corporation and Executive have executed this Addendum to the Employment Agreement as of the Effective Date.

CORPORATION

Sonoma Pharmaceuticals, Inc.,
a Delaware corporation

By:	/s/ Jerry McLaughlin
Name: Title:	Jerry McLaughlin Lead Independent Director of
Sonoma Pharmaceuticals, Inc.

EXECUTIVE

By:	/s/ Amy Trombly
Name:	Amy Trombly

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EXHIBIT A — RELEASE

1. Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A. “I,” “me,” and “my” include me, Amy Trombly, and anyone who has or obtains any legal rights or claims through me, including my heirs and estate, and each of my descendants, dependents, executors, administrators, assigns and successors.

B. “Employer,” as used in this Release, shall at all times mean Sonoma Pharmaceuticals, Inc. and “Released Party” or “Released Parties”, individual and collectively, means the Employer and the Employer’s parent, past or present subsidiaries, affiliates, each of any present or former officers, directors, shareholders, employees, agents or attorneys, trustees, insurers, successors, predecessors, assigns, or personal representatives.

C. “My Claims” mean actions or causes of action, suits, claims, charges, complaints, contracts (whether oral or written, express or implied from any source), and promises, whatsoever, in law or equity, that I ever had, may now have or hereafter can, shall or may have against the Employer or other Released Party as of the date of the execution of this Release, including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to me for, upon, or by reason of any matter, cause or thing whatsoever, that are in any way related to my employment with or separation (termination of employment) from the Employer.

By signing this Release, I am agreeing to release any actual and potential claim, known or unknown, I have or may potentially have, in law or in equity, either as an individual or standing in the shoes of the government, under any federal, state or local law, administrative regulation or legal principle (except as provided in Paragraph 4 of this Release). The following listing of laws and types of claims is not meant to, and shall not be interpreted to, exclude any particular law or type of claim, law, regulation or legal principle not listed. I understand I am releasing all my Claims, including, but not limited to, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; and any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act Amendments Act (“ADAAA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Colorado Fair Employment Practices Act, the Colorado Anti-Discrimination Act, any other state human rights or fair employment practices act, and any other federal, state, or local statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, payment of any kind, including any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims. To the maximum extent permitted by law, I agree that I will not seek and waive any right to accept any relief or award from any charge or action against the Employer before any federal, state, or local administrative agency or federal state or local court whether filed by me or on my behalf with respect to any claim or right covered by this Release.

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2. Agreement to Release My Claims. Except as stated in Paragraph 4, I agree to give up all My Claims, waive any rights thereunder, and forever discharge the Employer and all Released Parties of and from any and all liability to me for actions or causes of action, suits, or Claims. To the maximum extent permitted by law, I agree that I will not seek and I waive any right to accept any relief or award from any charge or action against the Employer or other Released Party before any federal, state, or local administrative agency or federal state or local court whether filed by me or on my behalf with respect to any claim or right covered by this Release. I also agree to withdraw any and all of my charges and lawsuits against Employer or other Released Party, except that I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against the Employer or other Released Party with the EEOC or other civil rights enforcement agency.

I represent and warrant that I have not transferred or otherwise assigned my Claims, or parts thereof, to any person or entity, other than the Employer. I will defend, indemnify and hold harmless the Employer from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

In exchange for my agreement to release my Claims, I am receiving satisfactory Consideration (compensation) from the Employer to which I am not otherwise entitled by law, contract, or under any Employer policy. The consideration I am receiving is a full and fair payment for the release of all my Claims. The Employer and the Released Parties do not owe me anything in addition to what I will be receiving.

3. Older Workers Benefit Protection Act. [This section may be revised if Executive terminates employment as part of a “group” termination.] The Older Workers Benefit Protection Act (“OWBPA”) applies to individuals age 40 and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act (“ADEA”) in connection with an exit incentive program or other employment termination program. I understand and have been advised that this Release of My Claims is subject to the terms of the OWBPA. The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Employer is giving me at least twenty-one (21) calendar days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to the Separation Agreement or this Release will not restart the running of this consideration period.

4. Exclusions from Release. My Claims do not include my rights, if any, to claim the following: unemployment insurance or workers compensation benefits; claims for my vested post-termination benefits under any 401(k) or similar tax-qualified retirement benefit plan; my COBRA rights; and my rights to enforce the terms of this Release.

A. Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or other local civil rights enforcement agency, or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, me or any other party.

B. Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA, if I have rights under such laws.

C. I agree that the Employer and the Released Parties reserve any and all defenses, which any of them has or might have against any claims brought by me. This includes, but is not limited to, the Employer’s or other Released Party’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

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D. Nothing in this Release releases any claims for indemnification by Executive pursuant to any indemnification agreement, statute or otherwise or claims for coverage under any D&O or other similar insurance policy.

5. Effective Date; Right to Rescind or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) calendar days after I sign it. I also have the right to rescind (or revoke) this Release insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release (the “Rescission Period”). Any such rescission (or revocation) must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A. post-marked within the seven (7) calendar day Rescission Period;

B. properly addressed to

[INSERT NAME AND ADDRESS]; and

C. sent by certified mail, return receipt requested.

6. I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have had the opportunity to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Employer or its attorneys. I understand and agree that this Release and the attached Agreement contain all the agreements between the Employer (and any other Released Party) and me. We have no other written or oral agreements. I understand this Release is a very important legal document and I agree to be bound by the terms of this Release.

Dated: ____________, 20__	__________________________________
Amy Trombly

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